EXHIBIT 5

April 27, 2001

General Electric Capital Corporation

260 Long Ridge Road

Stamford, CT 06927

Ladies and Gentlemen:

I have examined the Post-Effective Amendment to the Registration Statements on Form S-3 (File No.'s 333-22265 and 33-51793) filed by General Electric Capital Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Company's guarantees, letters of credit, notes and other loan obligations or related interests therein (collectively, the "Credit Support Obligations"). The notes or other loan obligations and related interests therein will be issued from time to time under the indenture dated as of June 3, 1994 between the Company and The Chase Manhattan Bank, as Successor Trustee, as supplemented through the date hereof (the "Indenture").

In my opinion, when the issuance of the Credit Support Obligations and approval of the final terms thereof have been duly authorized by appropriate corporate action and the Credit Support Obligations have been duly executed, authenticated and delivered against payment (if any) therefor, subject to the final terms of the Credit Support Obligations being in compliance with then applicable law, the Credit Support Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (in the case of Credit Support Obligations that are notes or other loan obligations and related interests therein) will entitle the holders thereof to the benefits provided by the Indenture pursuant to which such Credit Support Obligations were issued, except in each case as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to myself under the caption "Legal Opinions" in any prospectus issued under the Registration Statements.

Very truly yours,

/s/ Glenn J. Goggins

Glenn J. Goggins